[SATX, INC.]


                                                              September 21, 2000

John B.M. Frohling, Esq.
FROHLING, HUDAK & PELLEGRINO, LLC
425 Eagle Rock Avenue
Roseland, NJ 07068

         Re:      Consulting Agreement

Dear Mr. Frohling:

         This letter will confirm that your Consulting Agreement has been amended to increase the number of shares issuable to you by 100,000 shares of Common Stock. You are hereby authorized to include these shares in the Company's next S-8 filing.

                                        Sincerely,


                                        /s/ MERRITT JESSON
                                        ----------------------
                                        Merritt Jesson
                                        President & CEO